Exhibit 10.1

CHANGE IN CONTROL

SUPPLEMENTAL EXECUTIVE COMPENSATION AGREEMENT

          This Agreement, effective as of the ____ day of May, 2013, by and between LNB Bancorp, Inc., an Ohio corporation (the "Company"), and ___________ ("Executive"), is to EVIDENCE THAT:

          WHEREAS the Company considers the establishment and maintenance of a sound and vital management team for the Company and its Subsidiaries (as defined in Section 1) to be essential to protecting and enhancing the best interests of the Company and its shareholders; and

          WHEREAS the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

          WHEREAS the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to secure Executive's continued services for the Company and/or its Subsidiaries and to ensure Executive's continued and undivided dedication to Executive's duties in the event of any occurrence of a Change in Control (as defined in Section 1) involving the Company; and

          WHEREAS Executive and the Company acknowledge that the terms and conditions of this Agreement shall apply only if a Change in Control occurs, except for the covenants contained in Section 11 which shall apply in all circumstances; and

          WHEREAS Executive further acknowledges and agrees that this Agreement does not alter Executive's status as an "employee at will" with the Company;

          NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Executive (collectively, the "Parties" and, individually, a "Party") hereby agree as follows:

          1.        Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)       "Bonus Amount" means the highest annual incentive bonus earned by Executive from the Company (or its Subsidiaries) during the last three (3) completed fiscal years of the Company immediately preceding Executive’s Date of Termination.

(b)       "Cause" means any one or more of the following:  (i) the willful and continued failure of Executive to perform substantially Executive's duties with the Company or its Subsidiaries (other than any such failure resulting from Executive's Disability or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or its Subsidiaries or after Executive delivering a Notice of Termination for Good Reason to the Company or its Subsidiaries) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties and provides Executive with ten (10) business days to correct such failure; or (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is injurious to the Company or its Subsidiaries; or (iii) the conviction of Executive of, or a plea by Executive of nolo contendere to, a felony; or (iv) Executive's breach of or failure to perform any of the non-competition and non-disclosure covenants contained in Section 11 of this Agreement or contained in any other document signed by Executive and by the Company (or any Subsidiary).  For purposes of this paragraph (b), no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company and its Subsidiaries.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company, or based upon the instructions of the Company's chief executive officer or another senior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and its Subsidiaries.

(c)       "Change in Control" means the occurrence of any one of the following events:

(i)       if individuals who, on the date of this Agreement, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, that: (A) any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection by such Incumbent Directors to such nomination), shall be deemed to be an Incumbent Director; and (B) no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)      if any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then-outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the events described in this clause (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any Subsidiary; (B) by any employee benefit plan sponsored or maintained by the Company or any Subsidiary or by any employee stock benefit trust created by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) of this paragraph (c), below); (E) pursuant to any acquisition by Executive or by any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive); or (F) a transaction (other than one described in clause (iii) of this paragraph (c), below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approves a resolution providing expressly that the acquisition pursuant to this subparagraph (F) does not constitute a Change in Control under this clause (ii);

(iii)     upon the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of either (1) the corporation resulting from the consummation of such Business Combination (the "Surviving Corporation") or, if applicable, (2) the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred percent (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation") is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation or any employee stock benefit trust created by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

(iv)      upon liquidation or dissolution of the Company or consummation of the sale of all or substantially all of the Company's assets but only if, pursuant to such liquidation or sale, the assets of the Company are transferred to an entity not owned (directly or indirectly) by the Company's shareholders.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than thirty percent (30%) of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, however, that if (after such acquisition by the Company) such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.  Notwithstanding anything in this Agreement to the contrary, if (A) Executive's employment is terminated prior to a Change in Control for reasons that would have constituted a Qualifying Termination if they had occurred following a Change in Control, (B) Executive reasonably demonstrates that such termination (or event constituting Good Reason) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control, and (C) a Change in Control involving such third party (or a party competing with such third party to effectuate a Change in Control) does occur, then (for purposes of this Agreement) the date immediately prior to the date of such termination of employment (or event constituting Good Reason) shall be treated as a Change in Control.

(d)       "Date of Termination" means (1) the effective date on which Executive's employment by the Company and its Subsidiaries terminates as specified in a prior written notice by the Company, a Subsidiary or Executive (as the case may be) to the other, delivered pursuant to Section 9, or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive, or (3) if the Executive incurs a Disability, the date of such Disability as determined by a physician chosen by the Company. For purposes of determining the timing of payments and benefits to Executive under Section 4, the date of the actual Change in Control shall be treated as Executive's Date of Termination.

(e)       "Disability" means Executive's inability to perform Executive's then-existing duties with the Company or its Subsidiaries on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness.

(f)       "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events after a Change in Control:

(i)       (A) any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's positions, duties, responsibilities or status with the Company or its Subsidiaries immediately prior to such Change in Control (including any material and adverse diminution of such duties or responsibilities), or (B) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company or its Subsidiaries as existing immediately prior to such Change in Control;

(ii)      (A) a reduction by the Company or its Subsidiaries in Executive's rate of annual base salary as in effect immediately prior to such Change in Control (or as such annual base salary may be increased from time to time thereafter), or (B) the failure by the Company or its Subsidiaries to pay Executive an annual bonus (if any) in respect of the year in which such Change in Control occurs;

(iii)     any requirement of the Company or its Subsidiaries that Executive:  (A) be based anywhere more than fifty (50) miles from the Executive's residence at the time of the Change in Control, or (B) travel on Company or Subsidiary business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control;

(iv)      the failure of the Company or its Subsidiaries to continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or other material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company or its Subsidiaries which would materially and adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits in the aggregate; or

(v)       the failure of the Company to obtain the assumption (and, if applicable, guarantee) agreement from any successor (and Parent Corporation) as contemplated in Section 8(b).

Notwithstanding any contrary provision in this Agreement:  (A) an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason; and (B) Executive's right to terminate employment for Good Reason shall not be affected by Executive's Disability; and (C) Executive's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason (provided, however, that Executive must provide notice of termination of employment within thirty (30) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement).

(g)       “Highest Base Salary” means Executive’s highest annual base salary (excluding any bonuses) paid to Executive by the Company and by any Subsidiary during the Company’s last three (3) fiscal years completed immediately prior to the Date of Termination.

(h)       "Qualifying Termination" means a termination of Executive's employment after a Change in Control and during the Termination Period (as defined herein) (i) by the Company or its Subsidiaries other than for Cause, or (ii) by Executive for Good Reason.  Termination of Executive's employment on account of death or Disability shall not constitute a Qualifying Termination.

(i)       "Retirement" means the termination of Executive's employment with the Company and its Subsidiaries:  (A) on or after the first of the month coincident with or next following Executive's attainment of age sixty-five (65), or (B) on such later date as may be provided in a written agreement between the Company or its Subsidiaries and Executive.

(j)       "Subsidiary" means any corporation or other entity in which the Company:  (A) has a direct or indirect ownership interest of fifty percent (50%) or more of the total combined voting power of the then-outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors, or (B) has the right to receive fifty percent (50%) or more of the distribution of profits or fifty percent (50%) of the assets upon liquidation or dissolution.

(k)       "Termination Period" means the two (2) year period beginning with a Change in Control and ending two (2) years following such Change in Control.

          2.        Obligation of Executive.  In the event of a tender or exchange offer, proxy contest, or the execution of any agreement which, if consummated, would constitute a Change in Control, Executive agrees (as a condition to receiving any payments and benefits hereunder) not to voluntarily leave the employ of the Company (other than as a result of Disability, Retirement or an event which would constitute Good Reason if a Change in Control had occurred) until the Change in Control occurs or, if earlier, such tender or exchange offer, proxy contest, or agreement is terminated or abandoned.

          3.        Term of Agreement.  The term of this Agreement shall be effective on the date hereof and shall continue in effect until the Company shall have given two (2) years' written notice of cancellation; provided, however, that (notwithstanding the delivery of any such notice) the term of this Agreement shall continue in effect for a period of two (2) years after a Change in Control, if such Change in Control shall have occurred during the term of this Agreement. Notwithstanding anything in this Agreement to the contrary, the term of this Agreement shall terminate if Executive or the Company terminates Executive's employment prior to a Change in Control.

          4.        Benefits Upon Qualifying Termination of Employment.

(a)       Qualifying Termination — Cash Payment.  If, during the Termination Period, Executive's employment with the Company and its Subsidiaries terminates pursuant to a Qualifying Termination, then the Company shall pay to Executive, within twenty (20) days following the Date of Termination, a lump sum cash amount equal to the sum of (i) one hundred twenty-five percent (125%) of Executive's Highest Base Salary, as defined in Section 1(g), through the Date of Termination and any base salary and bonuses which have been earned and are payable, to the extent not theretofore paid or deferred, plus (ii) one hundred twenty-five percent (125%) of Executive's Bonus Amount.

(b)       Qualifying Termination ― Continued Coverage.  If, during the Termination Period, Executive's employment with the Company and its Subsidiaries terminates pursuant to a Qualifying Termination, the Company shall continue to provide, for a period of fifteen (15) months following the Date of Termination, Executive (and Executive's dependents, if applicable) with the same level of medical insurance benefits upon substantially the same terms and conditions (including contributions required by Executive for such benefits) as existed immediately prior to Executive's Date of Termination (or, if more favorable to Executive, as such benefits and terms and conditions existed immediately prior to the Change in Control); provided, however, that if Executive is not eligible to continue to participate in the Company plan providing such benefits, the Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.  Notwithstanding the foregoing, in the event Executive becomes re-employed with another employer and becomes eligible to receive medical insurance benefits from such employer, the medical insurance benefits described herein shall be secondary to such benefits during the period of such eligibility but only if (and to the extent that) the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder. Executive's accrued benefits as of the Date of Termination under the Company's medical insurance plan shall be payable in accordance with the terms of such plan.

Notwithstanding any contrary provision set forth in this Agreement, Company's payments to Executive shall be reduced to the extent that such payments (together with all other payments by Company to Executive under all other written or verbal agreements between Company and Executive) constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code (as may be periodically amended).

          5.        Withholding Taxes.  The Company shall withhold from all payments due to Executive hereunder all taxes which, by applicable Federal, State, local or other law, the Company is required to withhold therefrom.

          6.        Reimbursement of Expenses.  If any contest or dispute shall arise under this Agreement involving the alleged failure or refusal of the Company or any of its Subsidiaries to perform fully in accordance with the terms hereof, the Company shall reimburse Executive for all reasonable legal fees and expenses, if any, incurred by Executive with respect to such contest or dispute, together with interest in an amount equal to the prime rate of Lorain National Bank from time to time in effect (but in no event higher than the legal rate permissible under applicable law), such interest to accrue from the date the Company becomes obligated to pay such fees and expenses through the date of payment thereof; provided, however, that this Section 6 shall apply only if (and to the extent that) the Company is held to have breached or violated its duties and obligations hereunder to Executive.

          7.        Scope of Agreement.  Executive acknowledges that Executive is employed by the Company as an "employee at will" and that nothing in this Agreement shall be deemed to change Executive's status as an employee at will or to entitle Executive to continued employment with the Company or its Subsidiaries. If Executive's employment with the Company and its Subsidiaries terminates prior to a Change in Control or the term of this Agreement expires, Executive shall have no further rights under this Agreement (except as otherwise expressly provided hereunder).

          8.        Successors; Binding Agreement.

(a)       This Agreement shall not be terminated by any Business Combination.  In the event of any Business Combination, the provisions of this Agreement shall be binding upon the Surviving Corporation, and such Surviving Corporation shall be treated as the Company hereunder.

(b)       The Company agrees that, in connection with any Business Combination, Company will cause any successor entity to the Company unconditionally to assume (and, for any Parent Corporation in such Business Combination, to guarantee), by written instrument delivered to Executive (or Executive's beneficiaries or estate), all of the obligations of the Company hereunder.  Failure of the Company to obtain such assumption or guarantee prior to the effectiveness of any such Business Combination that constitutes a Change in Control shall be a breach of this Agreement and shall constitute Good Reason hereunder and, further, shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder as if Executive's employment were terminated following a Change in Control by reason of a Qualifying Termination.  For purposes of implementing this Section 8(b), the date on which any such Business Combination becomes effective shall be deemed the date Good Reason occurs and shall be the Date of Termination, if so requested by Executive.

(c)       This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive dies while any amounts would be payable to Executive hereunder if Executive had continued to live, all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

          9.        Notice.

(a)       For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been properly given when delivered or three (3) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows (or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt):

―	If to the Executive, at the address set forth below in the signatory provision below; and

―	If to the Company:

LNB Bancorp, Inc.
457 Broadway
Lorain, OH 44052
Attn: Senior Vice President of Human Resources

(b)       A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other Party shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specify the Date of Termination, which date shall be not less than fifteen (15) days (thirty (30) days, if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice.  The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of either Party or preclude either Party from asserting such fact or circumstance in enforcing such Party's rights hereunder.

          10.       Full Settlement; Resolution of Disputes.  The Company's obligation to make payment under this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive (payable because of a Change in Control) under any other severance or employment agreement between Executive and the Company and its Subsidiaries (if any) and under any severance plan of the Company and its Subsidiaries (if any). In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as provided in Section 4, such amounts shall not be reduced whether or not Executive obtains other employment. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Lorain County, Ohio, by three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators' award in any State court having jurisdiction in Lorain County, Ohio.  Except as otherwise provided in Section 6, each Party shall pay such Party's costs and expenses incurred in connection with any arbitration proceeding pursuant to this Section and the Parties shall each pay fifty percent (50%) of the costs of the arbitration proceedings.

          11.       Executive's Non-Disclosure and Non-Solicitation Promises.

                    11.1      Definitions.  For purposes of this Section 11, the Parties agree to and understand the following definitions:

(a)       "Competitive Activity" means the performance or rendering of any banking services; trust services and investment services; portfolio management; retirement planning; administration of employee benefit plans; administration of decedents' estates and court-supervised accounts, guardianships, and custodial arrangements; personal tax and estate tax planning; financial consulting services; investment advising services; and any other business activity, service or product which competes with any existing or future business activity, service or product of the Company.

(b)       "Confidential Information" means all of the following (whether written or verbal) pertaining to the Company:  (i) trade secrets (as defined by Ohio law); customer lists, records and other information regarding the Company's customers (whether or not evidenced in writing); customer fee or price schedules and fee or price policies; financial books, plans, records, ledgers and information; business development plans; sales and marketing plans; research and development plans; employment and personnel manuals, records, data and policies; business manuals, methods and operations; business forms, correspondence, memoranda and other records; computer records and related data; and any other confidential or proprietary data and information of the Company or its customers which Executive encounters during the Employment Term; and (ii) all products, technology, ideas, inventions, discoveries, developments, devices, processes, business notes, forms and documents, business products, computer programs, and other creations (and improvements of any of the foregoing), whether patentable or copyrightable, which Executive has acquired, developed, conceived or made (whether directly or indirectly, whether solicited or unsolicited, or whether during normal work hours or during off-time) during the Employment Term and which relate to any business activity of the Company or are derived from the Confidential Information designated in Subitem (i) of this Section 11.1(b).

(c)       "Customer" means a person, sole proprietorship, partnership, association, organization, corporation, limited liability company, or other entity (governmental or otherwise), wherever located:  (i) to or for which the Company sells any products or renders or performs services either during the 180-day period immediately preceding commencement of the Restricted Period or during the Restricted Period, or (ii) which the Company solicits or (as demonstrated by plans, strategies or other tangible preparation) intends to solicit to purchase products or services from the Company either during the 180-day period immediately preceding commencement of the Restricted Period or during the Restricted Period.

(d)       "Employment Term" means, for purposes of this Section 11, the period of time starting on the date Executive's employment with the Company commenced and terminating at the close of business on the date Executive's employment with the Company terminates.

(e)       "Restricted Period" means a period of two (2) years (or, if shorter, the duration of the Employment Term) commencing on the date the Employment Term is terminated by either Party (for any reason, with or without cause); provided, however, that such period shall be extended to include any period of time during which Executive engages in any activity constituting a breach of this Agreement and any period of time during which litigation transpires wherein Executive is held to have breached this Agreement.

(f)       "Company" means, for purposes of this Section 11, LNB Bancorp, Inc. and The Lorain National Bank (a national bank association), all direct and indirect parent and subsidiary entities thereof, and all entities related to LNB Bancorp, Inc., The Lorain National Bank or to such parent and subsidiary entities by common ownership.

                   11.2      Executive's Promises.  Expressly in consideration for the Company's promises made in this Agreement, Executive promises and agrees that:

(a)       Confidentiality.  The Confidential Information is and, at all times, shall remain the exclusive property of the Company, and Executive  (i) shall hold the Confidential Information in strictest confidence and in a position of trust for the Company, and (ii) except as may be necessary to perform Executive's employment duties with the Company, shall not (directly or indirectly) use for any purpose, copy, duplicate, disclose, convey to any third-party or convert any Confidential Information, either during the Employment Term or at any time following termination of the Employment Term (by either Party, for any reason, with or without cause), and (iii) upon the request of the Company at any time during or after the Employment Term, shall immediately deliver to the Company all the Confidential Information in Executive's possession and shall neither convey to any third-party nor retain any copies or duplicates thereof.

(b)       Customers.  During the Restricted Period, Executive (or any entity owned or controlled by Executive) shall not directly or indirectly (i) solicit from or perform for any Customer a Competitive Activity, wherever such Customer is located, or (ii) influence (or attempt to influence) any Customer to transfer such Customer's patronage or business from the Company, or (iii) otherwise interfere with any business relationship of the Company with any Customer.

(c)       Employees.  During the Restricted Period, Executive (or any entity owned or controlled by Executive) shall not directly or indirectly (i) employ, engage, contract for the services of, or solicit or otherwise induce the services of any person who, during the one hundred eighty (180) day period immediately preceding commencement of the Restricted Period or during the Restricted Period, is or was an employee of the Company, or (ii) otherwise interfere with (or attempt to interfere with) any employment relationship of the Company with any employee of the Company.

(d)       Other Employment.  During the Employment Term, Executive shall not perform services (whether or not for compensation) as an employee, independent contractor, consultant, representative or agent of any person, sole proprietorship, partnership, limited liability company, corporation, association (other than the Company), organization, or other entity (governmental or otherwise) without the prior written consent of the President of the Company (or any person expressly designated by the President).

(e)       Costs of Enforcement.  Executive shall pay all reasonable legal fees, court costs, expert fees, investigation costs, and other expenses incurred by the Company in the enforcement of this Section 11.

                    11.3      Importance of Executive's Promises.  Executive understands and agrees that:

(a)       during the Employment Term, Executive will materially assist the Company in the generation, development or enhancement of certain Confidential Information and certain other business assets and activities for Company; and

(b)       Executive's promises in this Section 11:  (1) were negotiated at arm's-length and with ample time for Executive to seek the advice of legal counsel, (2) are required for the fair and reasonable protection of the Company and the Confidential Information, and (3) do not constitute an unreasonable hardship to Executive in working for the Company or in subsequently earning a livelihood in Executive's field of expertise; and

(c)       if Executive breaches (or threatens to breach) any or all of the promises in this Section 11:  the secrecy and thereby the value of the Confidential Information will be significantly jeopardized; the Company will be subject to the immediate risk of material, immeasurable, and irreparable damage and harm; the remedies at law for Executive's breach shall be inadequate; the Company shall therefore be entitled to injunctive relief against Executive in addition to any and all other legal or equitable remedies; and

(d)       if Executive had not agreed to the restrictive promises in this Agreement, the Company would not have signed this Agreement.

                    11.4      Extent and Continuation of Executive's Promises. Executive's promises, duties and obligations made in this Section 11 shall apply to Executive irrespective of whether a Change in Control occurs and shall survive the voluntary or involuntary cessation or termination of the Employment Term by either Party (for any reason, with or without cause).  If any of the restrictions contained in this Section 11 are ever judicially held to exceed the limitations permitted by law, then such restrictions shall be deemed to be reformed to comply with the maximum limitations permitted by law.  The existence of any claim or cause of action by Executive against the Company (whether or not derived from or based upon Executive's employment with the Company) shall not constitute a defense to the Company's enforcement of any covenant, duty or obligation of Executive in this Section 11.

          12.       Employment with Subsidiaries.  For purposes of this Agreement, any and all references to Executive's employment with the Company shall be deemed to include Executive's employment by any Subsidiary and, with respect to such employment by a Subsidiary, the term "Company" as used in this Agreement shall be deemed to include any Subsidiary which employs Executive.

          13.       Survival.  The respective obligations and benefits afforded to the Company and Executive as provided in Sections 4 (to the extent that payments or benefits are owed as a result of the termination of employment that occurs during the Termination Period), 5, 6, 8, 10 and 11 shall survive the termination of this Agreement and the term of this Agreement.

          14.       Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.  The Parties hereby agree that exclusive venue for all litigation arising hereunder lies solely with the State Courts of Lorain County, Ohio and each Party hereby submits and agrees to the personal jurisdiction of such Lorain County State Courts.

          15.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          16.       Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either Party (at any time) of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Except as otherwise expressly set forth in this Agreement, the failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

LNB Bancorp, Inc.

By:
Daniel E. Klimas, President

- Company -

[Name]

Address

City, State

- Executive -

Schedule of Executives Entering Into Change in Control Agreements

David Harnett
Frank A. Soltis
Kevin W. Nelson
Kevin G. Ball
John D. Simacek
Mary E. Miles